NEWS RELEASE	EXHIBIT 99

For more information, contact:

Steve Albright	or:	Fred Nielson	Barry Murov
Chief Financial Officer		Investor Relations	Media Relations
(636) 733-1305		(636) 733-1314	(636) 733-1303

FOR IMMEDIATE DISTRIBUTION

Reliv International Reports First-Quarter 2010 Results

CHESTERFIELD, Mo., April 29, 2010 – Reliv International, Inc. (NASDAQ:RELV), a nutrition and direct selling company, today reported that sales and earnings in the first-quarter of 2010 were below last year’s first-quarter results, but sales outside of the United States rose during the period.

Net sales were $22.7 million, a decline of 4.5 percent from the first quarter of 2009.  U.S. sales declined 9.0 percent.  International sales rose 36.1 percent, with approximately half of the increase due to currency fluctuations.

Net income was $746,000 for the quarter, or $0.06 per diluted share, compared to $1.0 million in net income, or $0.07 per diluted share, in the same quarter last year.

Robert L. Montgomery, chairman, president and chief executive officer, said, “International sales were a bright spot this quarter, increasing approximately 19 percent excluding the effect of currency fluctuations.  Our U.S. distributors and customers, however, are still feeling the effects of the recession, as their spending remains below last year’s levels.  The rate of the sales decline, however, has moderated compared to previous years’ declines.”

Montgomery described several tactics designed to increase sales.  “We are currently conducting the Reliv ‘Freedom Tour’ in which senior executives will visit our 35 top U.S. markets.  We hope to spur new-distributor enrollments and encourage existing distributors to expand their businesses more quickly,” Montgomery said.

“In the first quarter, we launched the Team Reliv concept in which distributors will sponsor running events in their hometowns,” he said.  “The events give participants an opportunity to sample Innergize, our isotonic sports product, and give our distributors a means of generating leads.  This is part of a strategy to attract younger distributors to Reliv and to increase our brand awareness by emphasizing the role of Reliv supplements in a healthy, active lifestyle,” Montgomery said.

Reliv also introduced three new Relivables products during the first quarter, including Relivables Soy Nuts, Relivables snack bars and “r” body lotion.

One factor in the overall sales decline has been a reduction in the size of the average order.  “Over the last two years, the number of orders has remained relatively steady, which indicates a solid customer base,” Montgomery said.  “We believe the recession, therefore, is the main culprit leading to lower average order sizes.”

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Reliv International, Inc. and Subsidiaries
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He added, “Our total distributor count declined from last year, mainly due to a slow January and February this year.  In the first quarter of last year, enrollments were very strong due in part to a special promotion that wasn’t in place in the first quarter of 2010.  March 2010 enrollments, however, were back to our historical levels,” he said.

Reliv generated net cash from operating activities of $1.6 million in the first quarter, less than the $2.8 million in net cash generated in the first quarter of 2009.  As of March 31, 2010, Reliv had cash and cash equivalents of $7.2 million, up slightly from $7.0 million on hand as of the same date in 2009.

He added, “Reliv was founded on the premise that we make nutrition simple.  We offer outstanding products that are based on the latest scientific research.  In addition, we provide an affordable business opportunity for individuals who want to start a home-based business.”

Reliv will host a conference call to discuss first-quarter earnings with investors. The conference call will be on April 29, 2010 at 1:00 p.m. Eastern. The dial-in number is 866-730-5767. The participant passcode is 70492527. A replay will be available for one week at 888-286-8010 using the passcode 61922212.
A live webcast is available on the Investor Relations section of Reliv’s Web site at:
http://www.reliv.com/US/EN/Conference%20Calls% 20Presentations.html
An online archive of the webcast will be on Reliv’s Web site in the Investor Relations section, 24 hours after the call concludes.

About Reliv

Reliv International, Inc., based in Chesterfield, Mo., is a developer, manufacturer and marketer of a proprietary line of nutritional supplements.  Reliv supplements address essential daily nutrition, weight loss and targeted solutions such as energy and performance enhancement, digestive health, women’s health and anti-aging.  Reliv sells its products through an international network marketing system of approximately 66,000 independent distributors.  Additional information about Reliv International, Inc. can be obtained on the Web at www.reliv.com.

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Consolidated Balance Sheets

	March 31	December 31
	2010	2009
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$7,150,487	$5,760,913
Accounts and notes receivable, less allowances of
$62,000 in 2010 and $59,700 in 2009	322,815	326,022
Accounts due from employees and distributors	74,519	78,500
Inventories	5,199,175	5,084,404
Other current assets	1,498,316	979,333

Total current assets	14,245,312	12,229,172

Other assets	3,815,186	3,560,576
Net property, plant and equipment	8,212,847	8,364,685

Total Assets	$26,273,345	$24,154,433

Liabilities and Stockholders' Equity

Total current liabilities	$8,172,793	$6,761,481
Long-term debt, less current maturities	4,585,874	4,719,542
Other non-current liabilities	406,120	406,544
Stockholders' equity	13,108,558	12,266,866

Total Liabilities and Stockholders' Equity	$26,273,345	$24,154,433

Consolidated Statements of Operations
	Three months ended March 31
	2010	2009
	(Unaudited)	(Unaudited)
Product sales	$20,257,680	$21,166,181
Handling & freight income	2,469,571	2,624,809

Net Sales	22,727,251	23,790,990

Costs and expenses:
Cost of products sold	4,556,382	4,575,751
Distributor royalties and commissions	8,480,076	8,937,667
Selling, general and administrative	8,543,450	8,617,873

Total Costs and Expenses	21,579,908	22,131,291

Income from operations	1,147,343	1,659,699
Other income (expense):
Interest income	9,526	20,715
Interest expense	(51,676)	(9,550)
Other income	57,283	12,055

Income before income taxes	1,162,476	1,682,919
Provision for income taxes	416,000	671,000

Net Income	$746,476	$1,011,919

Earnings per common share - Basic	$0.06	$0.07
Weighted average shares	12,380,000	14,299,000

Earnings per common share - Diluted	$0.06	$0.07
Weighted average shares	12,380,000	14,299,000

Cash dividends declared per common share	$-	$-

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Net sales by Market
(in thousands)	Three months ended March 31,				Change from
	2010		2009		prior year
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	19,448	85.6%	21,381	89.9%	(1,933)	-9.0%
Australia/New Zealand	727	3.2%	516	2.1%	211	40.9%
Canada	587	2.6%	336	1.4%	251	74.7%
Mexico	394	1.7%	281	1.2%	113	40.2%
Europe	420	1.8%	308	1.3%	112	36.4%
Asia	1,151	5.1%	969	4.1%	182	18.8%

Consolidated Total	22,727	100.0%	23,791	100.0%	(1,064)	-4.5%

The following table sets forth, as of March 31, 2010 and 2009, the number of our active distributors and Master Affiliates and above. The total number of active distributors includes Master
Affiliates and above. We define an active distributor as one that enrolls as a distributor or renews its distributorship during the prior twelve months. Master Affiliates and above are distributors that have attained the highest level of discount and are eligible for royalties generated by Master Affiliates and above in their downline organization. Growth in the number of active distributors and Master Affiliates and above is a key factor in continuing the growth of our business.

Active Distributors and Master Affiliates and above by Market

	As of 3/31/2010		As of 3/31/2009		Change in %
	Active Distributors	Master Affiliates and Above	Active Distributors	Master Affiliates and Above	Active Distributors	Master Affiliates and Above

United States	52,010	6,070	54,440	7,490	-4.5%	-19.0%
Australia/New Zealand	2,530	190	2,440	180	3.7%	5.6%
Canada	1,310	140	1,250	110	4.8%	27.3%
Mexico	2,290	220	1,700	200	34.7%	10.0%
Europe	1,350	180	1,080	140	25.0%	28.6%
Asia	6,540	590	7,770	880	-15.8%	-33.0%

Consolidated Total	66,030	7,390	68,680	9,000	-3.9%	-17.9%

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